Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 20.3% GROWTH IN SECOND
QUARTER EARNINGS TO $0.83 PER DILUTED SHARE
 ______________________________

Operating Ratio Improves to 84.7%

THOMASVILLE, N.C. ─ (August 2, 2012) ─ Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced record financial results for its second quarter and six months ended June 30, 2012. For the second quarter, revenue increased 12.8% to $541.5 million compared with $480.3 million for the second quarter of 2011. Net income increased 21.5% to $47.8 million for the second quarter from $39.4 million for the same quarter in 2011. Earnings per diluted share were $0.83 for the second quarter of 2012, a 20.3% increase from $0.69 for the second quarter last year. Old Dominion's operating ratio improved to 84.7% for the second quarter of 2012 from 86.5% for the second quarter of 2011.

For the first six months of 2012, revenue increased 15.0% to $1.04 billion from $902.9 million for the first six months of 2011. Net income for the six-month period was $78.9 million, up 29.5% from $61.0 million for the comparable prior-year period. Earnings per diluted share rose 28.0% to $1.37 for the first half of 2012 from $1.07 for first half of 2011, while the Company's operating ratio over the same period improved to 86.8% from 88.6%.

“Old Dominion's second-quarter performance was truly exceptional as we set quarterly records for our revenue, margins and earnings per diluted share,” remarked David S. Congdon, President and Chief Executive Officer of Old Dominion. “During the second quarter, we continued to build significant momentum in efficiency and profitability, while continuing to win additional market share. We attribute our continued success to our highly efficient operating structure and our commitment to provide industry-leading service at a fair and equitable price. We are excited about the opportunity these fundamentals provide, which should allow us to further expand our market share and achieve our long-term growth objectives.

“Our revenue growth for the second quarter of 2012 reflected a 9.0% increase in tonnage compared with the second quarter of 2011 that resulted from an 8.6% increase in shipments and a 0.4% increase in weight per shipment. Revenue per hundredweight rose 3.4% for the latest quarter from the comparable prior-year quarter, or 4.1% excluding fuel surcharges, despite the generally negative impact on revenue per hundredweight resulting from the increase in our weight per shipment and a 1.4% decline in our length of haul.

“Increased market share drove additional tonnage and density through our service center network and, combined with favorable pricing, was primarily accountable for the 180 basis point comparable-quarter improvement in our operating ratio to 84.7% for the second quarter of 2012. This quarterly operating ratio is the best we have ever produced in our 78-year history, and we believe it is one of the best ever produced by a public less-than-truckload carrier with national coverage. Rising productivity also contributed to the improvement in our operating ratio, with efficiency gains made in our linehaul, pickup and delivery and platform operations. In addition, we improved our cargo claims ratio for the second quarter to a Company record 0.38% while maintaining our 99% on-time service, both of which support our belief that we provide the best value proposition in the LTL industry today.

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ODFL Reports Second-Quarter Financial Results

August 2, 2012

“Capital expenditures for the second quarter were $120.6 million, which included the opening of a new service center in Benson, MN, bringing our total capital expenditures for the first half of 2012 to $210.0 million. Thus far in the third quarter, we have also opened new service centers in Orange, CA; Pensacola, FL; and Duluth, MN, giving us a total of 218 service centers. We continue to anticipate that our capital expenditures in 2012 will range between $300 million to $350 million. This estimate includes $90 million to $120 million for real estate purchases and expansion projects at existing facilities, $195 million to $210 million for the purchase of tractors, trailers and other equipment and $15 million to $20 million for investments in technology.

“We funded the majority of our second-quarter capital expenditures with cash flow from operations and our existing cash and cash equivalents. In spite of these investments, our financial position improved during the second quarter. Our ratio of total debt to capitalization strengthened to 22.3% at the end of the quarter from 22.5% at the end of the first quarter of 2012 and from 25.4% at the end of the second quarter last year.”

Mr. Congdon concluded, “We believe our ability to consistently outperform our industry peers and expand market share results from the unmatched value proposition we offer our customers. Delivering this value over the long term requires continuous investment in our people, equipment and infrastructure, and also requires a disciplined focus on improving our services, density, yield and productivity. We plan to continue to make these investments and, as a result, are confident in our ability to further differentiate ourselves in the marketplace and produce long-term growth in market share, earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 17, 2012. A telephonic replay will also be available through August 17, 2012 at (719) 457-0820, Confirmation Number 9068412.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) the availability and cost of capital for our significant ongoing cash requirements; (10) the availability and cost of replacement parts and new equipment, particularly in light of regulatory changes and supply constraints impacting the cost of these assets; (11) decreases in demand for, and the value of, used equipment; (12) the availability and cost of diesel fuel; (13) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, and new safety standards for drivers and equipment; (14) the costs and potential adverse impact associated with the continued implementation of the safety monitoring system of the Federal Motor Carrier Safety Administration; (15) seasonal trends in the industry, including the possibility of harsh weather conditions; (16) our dependence on key employees; (17) the concentration of our stock ownership with the Congdon family; (18) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (19) the impact caused by potential disruptions to our information technology systems; (20) dilution to existing shareholders caused by any issuance of additional equity; and (21) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

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ODFL Reports Second-Quarter Financial Results

August 2, 2012

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services, as well as consumer household services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2012	2011	Chg.	2012	2011	Chg.
Revenue	$541,505	$480,255	12.8%	$1,038,645	$902,934	15.0%
Operating income	$82,588	$64,645	27.8%	$136,806	$102,566	33.4%
Operating ratio	84.7%	86.5%		86.8%	88.6%
Net income	$47,832	$39,383	21.5%	$78,927	$60,956	29.5%
Basic and diluted earnings per share	$0.83	$0.69	20.3%	$1.37	$1.07	28.0%
Basic and diluted weighted average shares outstanding	57,443	57,443	0.0%	57,443	56,850	1.0%

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ODFL Reports Second-Quarter Financial Results

August 2, 2012

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations
(In thousands, except per share amounts)
	Second Quarter					Year To Date
	2012		2011		% Chg.	2012		2011		% Chg.

Revenue	$541,505	100.0%	$480,255	100.0%	12.8%	$1,038,645	100.0%	$902,934	100.0%	15.0%

Operating expenses:
Salaries, wages & benefits	268,502	49.6%	239,376	49.8%	12.2%	526,491	50.7%	460,874	51.0%	14.2%
Operating supplies & expenses	93,691	17.3%	90,697	18.9%	3.3%	187,907	18.1%	173,330	19.2%	8.4%
General supplies & expenses	15,937	2.9%	13,201	2.7%	20.7%	30,089	2.9%	24,767	2.7%	21.5%
Operating taxes & licenses	17,145	3.2%	15,890	3.3%	7.9%	33,501	3.2%	31,419	3.5%	6.6%
Insurance & claims	7,652	1.4%	7,529	1.6%	1.6%	15,335	1.5%	14,721	1.6%	4.2%
Communications & utilities	4,699	0.9%	4,433	0.9%	6.0%	9,553	0.9%	8,983	1.0%	6.3%
Depreciation & amortization	26,524	4.9%	22,013	4.6%	20.5%	52,068	5.0%	43,134	4.8%	20.7%
Purchased transportation	18,645	3.4%	16,778	3.5%	11.1%	34,876	3.4%	31,068	3.4%	12.3%
Building and office equipment rents	3,457	0.6%	3,500	0.7%	(1.2)%	6,725	0.6%	6,887	0.8%	(2.4)%
Miscellaneous expenses, net	2,665	0.5%	2,193	0.5%	21.5%	5,294	0.5%	5,185	0.6%	2.1%

Total operating expenses	458,917	84.7%	415,610	86.5%	10.4%	901,839	86.8%	800,368	88.6%	12.7%

Operating income	82,588	15.3%	64,645	13.5%	27.8%	136,806	13.2%	102,566	11.4%	33.4%

Other deductions:
Interest expense, net	2,652	0.5%	3,450	0.7%	(23.1)%	5,819	0.6%	7,307	0.8%	(20.4)%
Other expense (income), net	875	0.2%	362	0.1%	141.7%	529	0.0%	(1,056)	(0.1)%	(150.1)%

Income before income taxes	79,061	14.6%	60,833	12.7%	30.0%	130,458	12.6%	96,315	10.7%	35.4%

Provision for income taxes	31,229	5.8%	21,450	4.5%	45.6%	51,531	5.0%	35,359	3.9%	45.7%

Net income	$47,832	8.8%	$39,383	8.2%	21.5%	$78,927	7.6%	$60,956	6.8%	29.5%

Earnings per share:
Basic and Diluted	$0.83		$0.69		20.3%	$1.37		$1.07		28.0%

Weighted average outstanding shares:
Basic and Diluted	57,443		57,443		0.0%	57,443		56,850		1.0%

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ODFL Reports Second-Quarter Financial Results

August 2, 2012

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2012	2011	% Chg.	2012	2011	% Chg.

Operating ratio	84.7%	86.5%	(2.1)%	86.8%	88.6%	(2.0)%
Intercity miles (1)	106,919	98,889	8.1%	207,014	188,216	10.0%
Total tons (1)	1,779	1,632	9.0%	3,437	3,131	9.8%
Total shipments (1)	2,002	1,844	8.6%	3,875	3,554	9.0%
Revenue per intercity mile	$5.06	$4.86	4.1%	$5.02	$4.80	4.6%
Revenue per hundredweight (2)	$15.24	$14.74	3.4%	$15.15	$14.52	4.3%
Revenue per hundredweight excluding fuel surcharges (2)	$12.71	$12.21	4.1%	$12.62	$12.15	3.9%
Revenue per shipment (2)	$270.71	$260.87	3.8%	$268.71	$255.74	5.1%
Revenue per shipment excluding fuel surcharges (2)	$225.89	$216.10	4.5%	$223.94	$214.09	4.6%
Weight per shipment (lbs.)	1,777	1,770	0.4%	1,774	1,762	0.7%
Average length of haul (miles)	940	953	(1.4)%	943	957	(1.5)%

(1) -	In thousands
(2) -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

(In thousands)	June 30, 2012	December 31, 2011

Cash and cash equivalents	$11,015	$75,850
Other current assets	290,143	256,002
Total current assets	301,158	331,852
Net property and equipment	1,282,509	1,126,950
Other assets	55,977	54,272
Total assets	$1,639,644	$1,513,074

Current maturities of long-term debt	$39,796	$39,354
Other current liabilities	204,658	165,456
Total current liabilities	244,454	204,810
Long-term debt	228,147	229,831
Other non-current liabilities	231,597	221,914
Total liabilities	704,198	656,555
Equity	935,446	856,519
Total liabilities & equity	$1,639,644	$1,513,074
Note: The financial and operating statistics in this release are unaudited.

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